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                                                                   Exhibit 5.1


[FOLEY HOAG LLP LOGO]                             October 10, 2002

Abington Bancorp, Inc.
97 Libbey Parkway
Weymouth, Massachusetts 02189

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Abington Bancorp, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the registration of up to 80,145 shares (the "Shares") of the Company's Common Stock, $.10 par value per share ("Common Stock"), to be issued upon exercise of options previously granted by Massachusetts Fincorp, Inc. ("Fincorp"), pursuant to its 1999 Stock-Based Incentive Plan (the "Stock Option Plan") and converted into options to purchase shares of the Company's Common Stock upon the acquisition of Fincorp by the Company on September 13, 2002 pursuant to an Amended and Restated Agreement and Plan of Merger dated as of April 10, 2002 (the "Agreement").

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

         (1) The Articles of Organization and By-Laws of the Company, each as amended as of the date hereof;

         (2) The records of meetings of the Board of Directors and stockholders of the Company provided to us by the Company; and

         (3) The Stock Option Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

         Based upon the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and counter-signed, and delivered against due receipt of the exercise


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Abington Bancorp, Inc.
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price for the Shares as described in the options relating thereto and the Stock
Option Plan, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                         Very truly yours,

                                         FOLEY HOAG LLP


                                         By: /s/ PETER W. COOGAN
                                             ------------------------------
                                             A Partner